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                                                           EXHIBIT 10.20


                   First Amendment to Stockholders' Agreement
                             dated February 28, 1994

      This First Amendment to Stockholders' Agreement (this "Amendment") is executed effective as of the 30th day of January, 1997 by and between Atlantic Express Transportation Group, Inc. (the "Company"), Busco Capital, Inc. ("Busco"), Domenic Gatto ("D. Gatto"), Patrick Gatto ("P. Gatto") and Michael Gatto ("M. Gatto"), (D. Gatto, P. Gatto and M. Gatto are hereinafter collectively referred to as the "Gatto Group").

                                    RECITALS:

      WHEREAS, the Company, Busco and the Gatto Group previously entered into a Stockholders' Agreement dated as of February 28, 1994 (the "Stockholders' Agreement").

      WHEREAS, the parties to the Stockholders' Agreement wish to amend such Agreement in various respects.

      NOW, THEREFORE in consideration of the foregoing and the mutual and dependant promises set forth herein, the parties agree as follows:

A.    SECTION 1.01 is amended:

      (i)   to insert the following definitions in alphabetical order:

            "Subsidiary" shall mean any affiliate under the direct or indirect control of the Company.

            "Transportation" means Atlantic Express Transportation Corp. a New York corporation wholly owned by the Company.

            "Transportation Business" means the provision of bus, van or car transportation and related services under contract to state or local government agencies as well as to private sector purchasers of such transportation services and business ancillary thereto.

            "Transportation By-Laws" means the By-Laws of Transportation.

            "Transportation CEO" means the officer elected by the Transportation Board to the post designated in the By-Laws as the chief executive officer of Transportation. Domenic Gatto will be the initial CEO and chairman of the Board of Transportation.

            "Transportation Certificate of Incorporation" means the Certificate of Incorporation of Transportation.
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            "Transportation Employment Agreement" means the Employment
      Agreements dated January 21, 1997 between Transportation and each of Domenic Gatto, Patrick Gatto, Michael Gatto and Nathan Schlenker.

      (ii) to amend the definition of "Employment Agreements" to read as follows:

            "Employment Agreements" means the Employment Agreements dated February 28, 1994 as amended on January 21, 1997 between the Company and each of Domenic Gatto, Patrick Gatto and Michael Gatto.

      (iii) The definition of the term "Default" shall also include (but not be limited to) (i) any event involving any subsidiary of the Company which had it involved the Company alone would be a Default (ii) any event involving the Company and one or more of its subsidiaries on a consolidated basis which had it involved the Company alone would be a Default.

            The definition of the "Significant Transaction" shall also include (but not limited to) (i) any transaction involving any subsidiary of the Company which had it involved the Company alone would be a Significant Transaction and (ii) any transaction involving the Company and one or more of its subsidiaries on a consolidated basis which had it involved the Company alone would be a "Significant Transaction".

      (iv) Amend subpart (A) of the definition of "Significant Transaction" to add at the end thereof as follows: "or with respect to Transportation or any of its subsidiaries, conducting any business other than the Transportation Business".

      (v) Amend subpart (F) of the definition of "Significant Transaction" to add at the end thereof as follows: "or any amendment to or modification of any provision of the Certificate of Incorporation or By-Laws of Transportation".

      (vi) Amend subpart (I) of the definition "Significant Transaction" to read in its entirety as follows: "any amendment or modification of any Employment Agreement or any Transportation Employment Agreement, or entry into any other agreement of employment or consulting with any person now covered by any Employment Agreement or Transportation Employment Agreement".

B.    Section 1.02 is amended to add a new subsection (e) as follows:

            (e) The Consenting Shareholders agree to use their best efforts to cause the composition of the Transportation Board and the Boards of all other subsidiaries to be comprised at all times as provided herein and to cause all
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            actions required to be taken by Transportation or its Board and each other subsidiary and its Board under this Agreement to be taken as promptly as possible.

C.    A new subsection 2.01(h) is added as follows:

            (h) Election of Subsidiary Directors. Busco shall be entitled to designate 40% of the Board of each subsidiary of the Company (other than Transportation which is dealt with in Section 2.07) for so long as Busco is entitled to designate two or more directors of the Company.

D.    A new Section 2.07 is added as follows:

      SECTION 2.07(a). Composition of the Transportation Board of Directors. (a) General The Transportation Board shall initially consist of seven directors, of which, (i) Busco shall have the right to designate two individuals to serve as directors and the Gatto Group shall have the right to designate 4 individuals to serve as directors. The seventh director shall be a designee of Jefferies & Co., Inc. for an initial term of 1 year and thereafter an individual agreed upon by both the Gatto Group and Busco that shall not be in the employ of either Busco or any affiliate or the Gatto Group or any affiliate. In no event shall the Transportation Board be composed of fewer than six directors. Except as otherwise provided in this Section 2.07, the ratio of directors designated by Busco to those designated by the Gatto Group shall be maintained as set forth in this
      Section 2.07(a) should the Transportation Board be increased in number.

            (b) Event of Default. From and after a Default the Transportation Board shall be increased in number so that Busco designated directors shall be one more in number than the total of all other directors. In the event that the Default is cured in a way that results in the retirement of additional Busco directors under ss. 2.01(c), the directors added by Busco to the Transportation Board as a result of the Default shall be retired and the Board shall thereafter be composed as provided in ss. 2.07(a).

            (c) Transportation Transactions During Default Period. Any loan transaction, sale of equity or an investment convertible into equity during the period in which the Busco designees control the Transportation Board, shall be based upon an independent appraisal conducted by an appraiser (selected from Schedule A hereto) mutually acceptable to the Gatto Group and Busco. If they are unable to agree, the appraiser shall be selected by lot. The Gatto Group shall have a right of first refusal to purchase such position or fund such loan or to secure a third party to purchase such position or fund such loan provided that Busco shall have the right, superior to any such third party, to purchase the position if it agrees to abide by the same terms and conditions relating to control of Transportation as provided in the third party offer.
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      In the event the Gatto Group shall purchase the position, fund such loan or arrange third party financing for such loan or position, control of the Board shall be as provided in such arrangement.

            (d) Public Offering. In the event Transportation shall consummate a Public Offering, Busco and the Gatto Group agree that until Busco has disposed of 75% of its shares of Preferred Stock, representatives on the Transportation Board (excluding "independent directors") shall continue to be 33 1/3% Busco designees and 66 1/2% Gatto Group designees. After Default Busco shall be entitled to 66 % of the non-independent directors and the Gatto Group 33 1/3%. Independent directors shall be nominated jointly by Busco and the Gatto Group. There shall be no change in the directors of Transportation based upon any Public Offering of its shares.

E.    A new Section 2.09 shall be added as follows:

      SECTION 2.09 Action by the Transportation Board of Directors. The Transportation Board shall follow the rules and procedures specified in the Agreement for action by the Company Board (including but not limited to those specified in Section 2.03) except that as to votes on Significant Transactions the prior approval of 76% of the Transportation directors shall be required.

F.    SECTION 3.04 is amended so that in its entirety it shall be as follows:

      SECTION 3.04. Redemption (a) Busco shall have the right, upon six months' prior written notice, to require the redemption of any shares of unconverted Preferred Stock. Such right shall be to put 100% of those shares at any time after the fifth anniversary of the date of this Agreement, but not later than the second to occur of (a) the seventh anniversary of the date of this Agreement and (b) a date which is 12 months after the date on which the Senior Secured Notes issued by Transportation in 1997 shall be repaid in full. Payment as to the redemption shall, except to the extent Section 3.04(b) shall be applicable, be made 50% on the date of the put and 50% on the first anniversary of the date of the put. Any amount not paid to Busco as set forth in this Section 3.04 on such put date shall be evidenced by a note from the Company (such note to be non-interest bearing) evidencing such indebtedness. The redemption price (valued as of the date of such redemption) shall be the higher of (i) fair market value of the Company, appraised as a public company if there is a reasonable basis upon which the Company by the date of such notice requiring redemption could have been a public company, otherwise appraised as privately held, in either case multiplied by a fraction, the numerator of which is the number of shares of Common Stock of the Company that Busco would have obtained had there been a conversion of the redeemed unconverted Preferred Stock on the put date (such numerator being hereinafter referred to as "the Common Stock Equivalent") and the denominator of
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      which is the total number of shares of Common Stock of the Company that there would have been had there been such conversion; (ii) if the Common Stock is then publicly traded, valued at market multiplied by the number of shares constituting the Common Stock Equivalent, or (iii) liquidation preference value multiplied by the number of shares constituting the Common Stock Equivalent.

            (b) At the option of the Company, the redemption right, if exercised by Busco shall provide for payment for the redeemed shares in three annual installments commencing on the date of the put and on the first and second anniversary of such date, provided that the redemption price shall be computed as set forth in subsection (a) and then increased at a per annum rate consistent with an equity return appropriate in these circumstances as to all funds not received by a date that is one year after the date of the put ("the One Year Date"), but not to exceed a return of 27.5% annually for payments after the One Year Date.

            (c) Valuation of the Company shall be determined by an appraiser selected by the Company and Busco from the list of appraisers in Schedule A attached hereto. In the event the Company and Busco cannot agree upon a single appraiser they shall each select an appraiser from the annexed list and the average valuation of such appraisers shall be utilized. The Gatto Group and Busco shall share equally the expense of the appraisal.

            (d) In the event the Company is legally precluded from redeeming the shares of Voting Securities held by Busco as a result of insufficient surplus:

                  (i) The Company shall reduce the compensation package of the Gatto Group by $250,000 annually; and

                  (ii) Busco's shares shall be redeemed at the rate of 60% of the Company's cash flow, but not to exceed, on a cumulative basis, the amount payable under subsection
                        (b).

            (e) The Company shall notify Busco in writing within 120 days after receipt of notice from Busco pursuant to subsection (a) either that it is, or is not able to complete the redemption in accordance with this Agreement. If the Company notifies Busco that it is unable to complete the redemption or fails to respond as required or in a timely fashion, then the provisions of subsection (g) shall immediately be applicable. If the Company fails to redeem shares as required by subsection (a) hereunder, regardless of the reason therefor, Busco shall retain all of its rights as a shareholder hereunder and no exercise of its rights hereunder after such failure shall be deemed to waive or diminish any claim that it may have against the
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      Company arising out of such failure. However, no such failure shall constitute a "Default" within the meaning of this Agreement.

            (f) Should the Company issue a note upon a redemption in full of the Busco shares under this Section 3.04, this Agreement shall terminate and shall have no future effect except as specifically provided in this subsection (t). Any such note issued under this Section 3.04 shall provide that upon any failure to make a payment of interest or principal when due Busco shall be entitled to appoint such number of directors of both the Company and Transportation as will permit it to appoint a majority of each such Board until such time as it has been paid the full amount of the principal and interest payable under such note. In addition, the Company and the Shareholders of the Company at the time of the issuance of such note shall agree with Busco in writing that if there is any failure to make a payment of principal or interest under such note when due they will observe subsection (g) of this Agreement as if it continued to be fully effective (although Busco is no longer a Shareholder) as an agreement between them.

            (g) If the Company (i) fails to redeem the shares of Voting Securities held by Busco in accordance with subsection (a) for any reason or (ii) fails to respond in a timely fashion to a notice given under subsection (a) hereof by stating that "the Company is able to complete the redemption in accordance with this Agreement", then, and in either such event, each Consenting Shareholder hereby agrees as follows: at all times thereafter until all such shares are redeemed (or converted as required by the Company under Section 1.02(d) of this Agreement) (i) to vote all shares of Voting Securities owned by such Consenting Stockholder in favor of and (ii) to use its best efforts to cause directors designated by it in accordance with Article II to vote in favor of:

                  (I) any proposal by Wafra (except a proposal that is not fair to the stockholders overall) to issue securities of the Company or any subsidiary to the public or in a private placement designed to facilitate the sale or redemption in whole or part of Voting Securities then held by Busco, and

                  (II) any proposal by Wafra (except a proposal that is not fair to the stockholders overall) to reduce, refund or defease the 1997 Transportation Note issue, or to obtain waivers thereunder to facilitate the sale or redemption in whole or part of the Voting Securities then held by Busco, and

                  In addition each member of Gatto Group and the Company agrees to use his or its best efforts to facilitate in all reasonable respects any such
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                  proposed securities issue, proposed reduction or refunding of or waiver under the 1997 Transportation Senior Secured Note issue.

                  As used in this Section 3.04 a proposal shall conclusively be deemed fair to the stockholders overall if one of the underwriters listed on Schedule A chosen as specified below shall provide a written opinion to the Company at the request of Busco that the proposal is fair to the stockholders overall. Upon written notice from Busco to the Gatto Group each of Busco and the Gatto Group by written notice to each other within 10 days may (but need not) designate two of the underwriters listed on Schedule A. If the Gatto Group so designates any such underwriters, the underwriter chosen to provide such opinion shall be determined by lot from among those designated by the Gatto Group and Busco, such choice by lot to continue until an underwriter so designated agrees to accept the assignment.

G. SECTION 5.02 shall be amended to insert after the first sentence thereof the following:

                  "From and after March 1, 1997 such fee shall be adjusted to $229,503 to be thereafter adjusted and to be payable as provided in the prior sentence".

H. SECTION 5.03 shall be amended to insert after the words "Company books and records" the following words:

                  "(including the books and records of Transportation and each other affiliate of the Company)".

I. This Stockholders' Agreement is hereby ratified and confirmed in all respects except as amended by this First Amendment thereto.

J. Schedule A shall be amended to add Jefferies & Company, Inc. to the underwriters listed thereon.

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            IN WITNESS WHEREOF, the parties hereto have duly executed this First
Amendment to Agreement in their individual capacities or caused it to be duly executed by their respective authorized signatories thereunto duly authorized as of the day and year first above written.

                                      ATLANTIC EXPRESS TRANSPORTATION GROUP INC.


                                      /s/ Domenic Gatto
                                      ------------------------------------------
                                      Name: Domenic Gatto
                                      Title: President and Chief Executive
                                             Officer
                                      7 North Street
                                      Staten Island, New York 10302
                                      Attention: Mr. Domenic Gatto
                                      Fax: (718) 442-5105
                                      Telephone: (718) 442-7000

                                      BUSCO CAPITAL INC.


                                      /s/ John T. Shea
                                      ------------------------------------------
                                      Name: John T. Shea
                                      Title: AGENT

                                      Citco Building
                                      Wickhams Cay
                                      P.O Box 662
                                      Road Town,
                                      Tortola
                                      British Virgin Islands

                                      with a copy to:

                                      Wafra Investment Advisory
                                      Group, Inc.
                                      9 West 57th Street, 38th Floor
                                      New York, New York 10019
                                      attn: Mr. John Shea
                                      Fax: (212) 753-7705
                                      Telephone: (212) 644-5554

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                                        9


                                      --------------------------
                                      Domenic Gatto

                                      136 Monmouth Road
                                      Spottswood, NJ 08864



                                      --------------------------
                                      Patrick Gatto
                                      100 Sandalwood Drive
                                      Marlboro, NJ 07746



                                      --------------------------
                                      Michael Gatto
                                      4 Continental Court
                                      Marlboro, NJ 07746
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                                       10

Agreed and Accepted By
WAFRA DIRECT EQUITY GROUP
as to, but only to the extent of,
the terms of Section 5.04 hereof:


/s/ John T. Shea
--------------------------------------
Name: John T. Shea
Title: Senior Vice President